Exhibit 8

Execution Copy

General Maritime Corporation

299 Park Avenue

2nd Floor

New York, NY 10171

OCM Marine Investments CTB, Ltd.

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

March 29, 2011

Re:          Investment in General Maritime Corporation

Gentlemen:

Reference is hereby made to the Investment Agreement (the “Investment Agreement”), dated as of the date hereof, by and between OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (“Investor”), and General Maritime Corporation, a Marshall Islands corporation (the “Company”), pursuant to which, as additional consideration for Investor’s extensions of credit under the Credit Agreement (the “Loan”), among other things, the Company has agreed to issue to Investor warrants to acquire Common Stock.  Unless the context requires otherwise or as otherwise specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement.

After giving effect to the execution and delivery on the date hereof of the Investment Agreement, the Company, Investor and the other parties hereto further agree as follows:

1.             Permitted Financing.  Investor hereby consents, under Section 3.01(b), (g) and (j) of the Investment Agreement, to the issuance by the Company, in one or more transactions, of Common Stock, in exchange for net proceeds to the Company not to exceed $75 million in the aggregate, inclusive of future and contingent payments.

2.             Interests in Investor.  Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, that no “Related Party” (as such term is used in Rule 312.03 of the NYSE Listed Company Manual) of the Company (including Peter C. Georgiopoulos) has any direct or indirect interest in Investor, other than the interests described in the Annual Report on Form 10-K included on Schedule A attached hereto (as contemplated by Section 8).

3.             Consent to Transfer of Warrants.  Subject to the last sentence of this Section 3, the Company hereby consents, in accordance with Section 4.07 of the Investment Agreement, to the transfer by Investor of the Warrants, directly, or indirectly through one or more of its Affiliates, to OCM Marine Holdings TP, L.P., a Cayman Islands limited partnership (“Marine

Holdings”), and Marine Holdings hereby agrees, from and after the effectiveness of such transfer, to be bound by the provisions of Sections 4.07, 4.08, 5.02, 5.05, 5.06, 5.07, 5.09, 5.10, 5.11, 5.12 and 5.13 of the Investment Agreement (as if it were Investor).  Investor and Marine Holdings each hereby represent and warrant to the Company that Marine Holdings is an Affiliate of Investor.

4.             Termination of Letter Agreement Provisions.  The Company and Oaktree Principal Fund V, L.P. hereby agree that the letter agreement, dated March 17, 2011, between such parties (the “March 17 Letter Agreement”), is, as of the date hereof, hereby terminated and of no further force or effect.

5.             Disclosure.  Each of the parties hereto hereby agrees that, except with the prior written consent of Investor and the Company, it will not, and it will cause its respective representatives and Affiliates not to, disclose to any Person the existence of this letter agreement, the March 17 Letter Agreement or the terms hereof or thereof, except as may be required by applicable Law or the NYSE Listed Company Manual.

6.             Governing Law.  This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, including Section 5-1401 of the New York General Obligations Law.

7.             Counterparts.  This letter agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  This letter agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

8.             Consent to Disclosures.  Pursuant to Section 5 (Non-Disclosure of Potential Transaction, Etc.) of that certain letter agreement, dated as of January 10, 2011, between the Company, Oaktree Principal Fund V, L.P. and Oaktree FF Investment Fund, L.P., Oaktree Principal Fund V, L.P., on behalf of itself and Oaktree FF Investment Fund, L.P., hereby consents to (i) the disclosures in substantially the form set forth on Schedule A attached hereto proposed to be made by the Company in connection with (a) the filing of its Annual Report on Form 10-K for the year ended December 31, 2010 (including, without limitation, the filing of the documents set forth on Schedule A attached hereto as exhibits to such Form 10-K), and (b) the issuance by the Company, on or about the date such Form 10-K is filed, of a press release in connection therewith, and (ii) the disclosure by the Company of the contents of Section 1.

[signature page follows]

Very truly yours,

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President & Chief Financial Officer

[Signature Pages - GMR Side Letter]

OCM MARINE INVESTMENTS CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Title:	Senior Vice President

OCM MARINE HOLDINGS TP, L.P.

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Title:	Senior Vice President

[Signature Pages - GMR Side Letter]

OAKTREE PRINCIPAL FUND V, L.P.

By:	Oaktree Principal Fund V GP, L.P.
Its:	General Partner

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Title:	Senior Vice President

[Signature Pages - GMR Side Letter]